INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Computone Corporation on Form S-8 of our report dated June 29, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of Computone Corporation for the year ended March 31, 2001.



/s/ DELOITTE & TOUCHE, LLP
Atlanta, Georgia
August 30, 2001